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                                                                   EXHIBIT 3.1.1

                          ARTICLES OF AMENDMENT TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                            THERMOENERGY CORPORATION

            --------------------------------------------------------

         Pursuant to Section 4-27-1006 of the Arkansas Business Corporation Act of 1987 (the "Act"), the undersigned Corporation hereby submits the following Articles of Amendment to its Articles of Incorporation:

         1.       The name of the Corporation is ThermoEnergy Corporation..

         2.       The text of each amendment adopted is as follows:

         Amendment #1:     Paragraph 6(a) is hereby amended by deleting it in
                           its entirety and substituting the following in lieu thereof:

                  "6. (a) The Corporation is authorized to issue 75,000,000 shares of Common Stock, $0.001 par value per share, all of which shall be one series only. Each share of Common Stock shall have the following rights: (1) Each share shall have one vote in all matters permitted or required by the Act; (2) Each share shall be entitled to receive its pro rata share of the net assets of the Corporation upon dissolution; and (3) Each share shall have all other rights and privileges as allowed by the Act."

         Amendment #2:     Paragraph 7 is hereby deleted in its entirety and the
                           following is substituted in lieu thereof:

                  "As of the effective date of these Articles of Amendment, there are no issued and outstanding shares of Series A Common Stock. Each share of Series B Common Stock issued and outstanding as of the effective date of these Articles of Amendment is hereby reclassified as one fully paid and nonassessable share of Common Stock."

         3. These Articles of Amendment were approved by the shareholders of the Corporation at its Annual Meeting of Shareholders held on June 27, 2000. At said meeting, 2,807,130 shares of Series B Common Stock were represented, of which 2,385,503 were cast for the amendments. The number of votes cast for the amendments was sufficient for approval by the shareholders entitled to vote.

         IN WITNESS WHEREOF, the Corporation has caused its corporate name to be subscribed by its President, who hereby verifies that the statements contained in the foregoing


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Articles of Amendment are true and correct to the best of his knowledge and belief, and duly attested by its Secretary on the 11th day of August, 2000.

                                             THERMOENERGY CORPORATION



                                             By:  /s/ P.L. Montesi
                                                  ------------------------------
                                                  P.L. Montesi, President

Attested by:


/s/ Dennis Cossey
----------------------------------
Dennis Cossey, Secretary

CORPORATE SEAL: